Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-224152) and Form S-1 (File Nos. 333-282961, 333-287531 and 333-295351) of Azio AI Holdings Inc. of our report dated September 15, 2026, relating to the financial statements of Azio AI Corporation as of December 31, 2025 and for the period from inception (October 7, 2025) through December 31, 2025, which report is included in the Form 8-K/A of Azio AI Holdings Inc filed on September 15, 2026. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements, as applicable.

Very truly yours,

Diamond Bar, California
September 15, 2026